EXHIBIT 11.1

TOTAL ASIA ASSOCIATES PLT (AF002128 & LLP0016837-LCA) A Firm registered with US PCAOB and Malaysian MIA
Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur. Tel: (603) 2733 9989

CONSENT OF INDEPDENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form 1-A of New Momentum Corporation (Formerly known as Eason Education Kingdom Holdings Inc.) (“the Company”) of our report dated July 8, 2020, included in its Form 8-K (No.000-52273) relating to the consolidated financial statements of NEMO Holding Company Limited and its subsidiary for the years ended December 31, 2019 and 2018, as listed in the accompanying index.

/s/ TOTAL ASIA ASSOCIATES PLT

TOTAL ASIA ASSOCIATES PLT

November 25, 2020

Kuala Lumpur, Malaysia